DIREXION INDEXED CVT STRATEGY FUND (DXCBX) A SERIES OF THE DIREXION FUNDS

Supplement dated October 30, 2017
to the Summary Prospectus, Prospectus and Statement of Additional Information (“SAI”) each dated February 28, 2017

       Effective immediately, the Board of Trustees of the Direxion Funds approved a change in expense structure for the Direxion Indexed CVT Strategy Fund (the “Fund”). The Fund’s current Operating Services Agreement has been terminated and replaced with an Operating Expense Limitation Agreement under which Rafferty Asset Management, LLC, the Fund’s adviser (“Rafferty” or “Adviser”) has contractually agreed to cap all or a portion of the expenses for the Fund.

       Pursuant to this change, footnote one under the “Annual Fund Operating Expense” table in the summary section of the Fund’s Prospectus is replaced in its entirety as follows:

(1) Rafferty Asset Management, LLC (“Rafferty” or the “Adviser”) has entered into  an  Operating Expense Limitation Agreement with the Fund. Under the Operating Expense Limitation Agreement, Rafferty has contractually agreed to cap all or a portion of its management fee and/or reimburse the Fund for Other Expenses through September 1, 2019, to the extent that the Fund’s Total Annual Fund Operating Expenses exceed 1.35% of the Fund’s average daily net assets (excluding, as applicable, among other expenses, taxes, swap financing and related costs, acquired fund fees and expenses, dividends or interest on short positions, other interest expenses, brokerage commissions and extraordinary expenses).
     Any expense cap is subject to reimbursement by the Fund within the following three years only if overall expenses fall below the lesser of this percentage limitation and any percentage limitation in place at the time. This agreement may be terminated or revised at any time with the consent of the Board of Trustees.

       Furthermore, the paragraph discussing the Operating Services Agreement under the section “Management of the Fund” in the Fund’s Statutory Prospectus is replaced with the following:

Rafferty has entered into an Operating Expense Limitation Agreement with the Fund. Under this Operating Expense Limitation Agreement, Rafferty has contractually agreed to cap all or a portion of its management fee and/or reimburse the Fund for Other Expenses through September 1, 2019, to the extent that the Fund’s Total Annual Fund Operating Expenses exceed 1.35% of the Fund’s average daily net assets (excluding, as applicable, among other expenses, taxes, swap financing and related costs, acquired fund fees and expenses, dividends or interest on short positions, other interest expenses, brokerage commissions and extraordinary expenses).

       Additionally, in the Fund’s SAI, the paragraph discussing the Operating Services Agreement under the section “Management of the Trust - Investment Adviser” is replaced with the following:

The Fund is responsible for its own operating expenses. Rafferty has entered into an Operating Expense Limitation Agreement with the Fund. Under this Operating Expense Limitation Agreement, Rafferty has contractually agreed to cap all or a portion of its management fee and/or reimburse the Fund for Other Expenses (excluding, as applicable, among other expenses, taxes, swap financing and related costs, acquired fund fees and expenses, dividends or interest on short positions, other interest expenses, brokerage commissions and extraordinary expenses) through September 1, 2019, to the extent    that

the Fund’s Total Annual Fund Operating Expenses exceed 1.35%. Any expense cap is subject to reimbursement by the Fund within the following three years only if overall expenses fall below the lesser of this percentage limitation and any percentage limitation in place at the time. This agreement may be terminated at any time at the discretion of the Board upon notice to the Adviser and without the approval of Fund shareholders. The agreement may be terminated by the Adviser only with the consent of the Board.

       Finally, in the Fund’s SAI, the paragraph discussing the Operating Services Agreement under the section “Management of the Trust - Fund Administrator, Fund Accountant, Transfer Agent and Custodian” is deleted in its entirety.

For more information, please contact the Fund at (800) 851-0511.

Please retain this Supplement with your Summary Prospectus, Prospectus and SAI.